UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 26, 2013 (December 19, 2013)

SHORE BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-22345	52-1974638
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)		Identification No.)

28969 Information Lane, Easton, Maryland 21601

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (410) 763-7800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2013, the board of directors (the “Board”) of Shore Bancshares, Inc. (the “Company”) adopted the Shore Bancshares, Inc. 2014 Incentive Compensation Plan (the “2014 Plan”), which will become effective on January 1, 2014. The 2014 Plan was developed to align the efforts and results of certain executive officers and senior management with the financial business objectives of the Company and to provide meaningful reward and recognition when the Company and such employees perform at or above expected levels. The Board’s compensation committee (the “Committee”) will administer and enforce the 2014 Plan. Prior to the beginning of each fiscal year, the Committee will establish performance objectives and targets for the Company and the individual participants in the 2014 Plan based on such criteria as recommended by the Company’s Chief Executive Officer. The Committee will determine the form or mix of incentive payments under the 2014 Plan, which may be in cash, stock or other equity instruments provided for under the Company’s stock incentive plans. The performance awards for executive officers under the 2014 Plan will be based on a percentage of the executive officer's year end base salary that will be earned by the executive officer based on the Company's achievement of its annual pre-tax earnings budget. The performance awards for senior management participants will be based on a percentage of the participant's year end base salary that will be earned by the participant based on the percentage of achievement of his or her pre-established personal objectives established by the Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHORE BANCSHARES, INC.

Dated: December 26, 2013	By:	/s/ Lloyd L. Beatty, Jr.
Lloyd L. Beatty, Jr. President and Chief Executive Officer